EXHIBIT 16

April 6, 1998

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Commissioners:

We have read the statements made by Dorchester Hugoton, Ltd. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Partnership's Form 8-K report for the month of April, 1998. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ Coopers & Lybrand L.L.P.

Item 4.   CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

(a) SECTION 304 (a) (1):

     (i) On April 3, 1998, Dorchester Hugoton, Ltd. (the Partnership) dismissed the accounting firm of Coopers & Lybrand, L.L.P., Dallas, Texas, who have acted as certifying accountants for the Partnership for the years ending December 31, 1982 through December 31, 1997.

     (ii) None of the prior certifying accountants' reports on the Partnership's financial statements for the past two years contained an adverse opinion or disclaimer of opinion, or were qualified or modified as to uncertainty, audit scope or accounting principle.

     (iii)The change of principal accountants was approved by the Partnership's Audit Committee on March 26, 1998.

     (iv) In connection with its audits for the two most recent fiscal years and through April 3, 1998, there have been no disagreements with Coopers & Lybrand, L.L.P., on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Coopers & Lybrand, L.L.P., would have caused said accountants to make reference to the subject matter of such disagreements in their reports on the financial statements for such years.

     (v) The Registrant has requested that Coopers & Lybrand, L.L.P. furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated April x, 1998, is filed as Exhibit 4.0 to this Form 8-K.

(b) SECTION 304 (a)(2):

     (2) Effective April 3, 1998, the Partnership has engaged the accounting firm of Grant Thornton LLP, Dallas, Texas, to act as certifying accountants for the year ending December 31, 1998.

     (i) There were no written or oral consultations regarding the application of accounting principles to a specific completed or contemplated transaction, or to the type of audit opinion that might be rendered in the Partnership's decision to change accounting firms.

     (ii) (not applicable)

ITEM 7. FINANCIAL STATEMENT, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (a)  The following exhibits are filed with this report.

     16  Statement  of  prior   certifying   accountant   in  response  to  the
          information disclosed herein.